Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related prospectus of Pharmacopeia Drug Discovery, Inc. for the registration of up to $45,000,000 of common stock, preferred stock, debt securities, warrants or units, and to the incorporation by reference therein of our report dated March 14, 2007,  with respect to the financial statements of Pharmacopeia Drug Discovery Inc.,  included in its Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
March 14, 2007